Exhibit 99.1

NEWS RELEASE

RGC RESOURCES, INC.

Release Date:	November 22, 2011
Contact:	John B. Williamson, III
President, Chairman and CEO
Telephone:	540-777-3810

RGC RESOURCES, INC.

ANNUAL AND FOURTH QUARTER FINANCIAL RESULTS

ROANOKE, Va. (November 22, 2011)—RGC Resources, Inc. (NASDAQ: RGCO) announced consolidated Company earnings of $4,653,473 or $1.01 per average share outstanding for the fiscal year ended September 30, 2011. This compares to consolidated earnings of $4,445,436 or $0.98 per average share outstanding for the year ended September 30, 2010. President, Chairman and CEO John Williamson attributed the improvement in earnings to increased natural gas deliveries to industrial customers and a rate increase implemented early in the year.

The Company had a net loss of $20,322 or less than one half cent per average share outstanding compared to a loss of $151,328 or $0.03 per average share outstanding for the corresponding quarter ended September 30, 2010. The majority of the Company’s sales occur in the winter months and as a result, the Company’s third and fourth quarters normally reflect minor net losses. Williamson attributed the improvement in the current quarter to higher sales to industrial customers and a rate increase.

RGC Resources, Inc. provides energy and related products and services to customers in Virginia through its operating subsidiaries Roanoke Gas Company, Diversified Energy Company and RGC Ventures of Virginia, Inc.

From time to time, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements.

Summary financial statements for the fourth quarter and twelve months are as follows:

RGC Resources, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2011	2010	2011	2010
Revenues	$10,071,058	$8,696,382	$70,798,871	$73,823,914
Cost of sales	5,297,409	4,129,510	43,529,305	47,383,641

Gross margin	4,773,649	4,566,872	27,269,566	26,440,273
Other operating expenses, net	4,352,402	4,380,251	17,936,270	17,468,545
Interest expense	457,930	458,972	1,832,712	1,835,291

Income (loss) before income taxes	(36,683)	(272,351)	7,500,584	7,136,437
Income tax expense (benefit)	(16,361)	(121,023)	2,847,111	2,691,001

Net income (loss)	$(20,322)	$(151,328)	$4,653,473	$4,445,436

Net earnings per share of common stock:
Basic	$(0.00)	$(0.03)	$1.01	$0.98

Diluted	$(0.00)	$(0.03)	$1.01	$0.98

Cash dividends per common share	$0.170	$0.165	$0.680	$0.660

Weighted average number of common shares outstanding:
Basic	4,621,919	4,542,062	4,592,713	4,514,262
Diluted	4,621,919	4,542,062	4,600,792	4,528,160

Note: Share and per share data have been adjusted for prior periods to reflect the two-for-one stock split.

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30,
	2011	2010
Assets
Current assets	$31,004,245	$31,654,990
Total property, plant and equipment, net	85,722,456	81,455,391
Other assets	8,822,348	7,572,935

Total Assets	$125,549,049	$120,683,316

Liabilities and Stockholders’ Equity
Current liabilities	$31,027,444	$17,854,008
Long-term debt	13,000,000	28,000,000
Deferred credits and other liabilities	32,735,827	28,519,561

Total Liabilities	76,763,271	74,373,569
Stockholders’ Equity	48,785,778	46,309,747

Total Liabilities and Stockholders’ Equity	$125,549,049	$120,683,316